THE NEWS CORPORATION LIMITED
                           1211 Avenue of the Americas
                            New York, New York 10036

                                                                October 26, 2004

Citibank, N.A. - ADR Department
388 Greenwich Street, 14th floor
New York, New York 10013

                           Dividend Reinvestment Plan

Ladies and Gentlemen:

      Reference is hereby made to (i) the Amended and Restated Dividend Reinvestment Plan for Holders of American Depositary Shares of The News Corporation Limited (the "Company"), dated November 25, 2003 (the "US Plan"),
(ii) the Dividend Reinvestment Plan Servicing Agreement, dated as of March 22, 1999 as amended as of November 25, 2003 (the "Service Agreement"), by and between the Company and Citibank, N.A., (iii) the Amended and Restated Deposit Agreement, dated as of December 3, 1996, as amended by Amendment No. 1 to Amended and Restated Deposit Agreement, dated as of September 8, 2004 (as amended and supplemented, the "Preferred Share Deposit Agreement"), by and among the Company, Citibank, N.A., as depositary (the "Depositary"), all Holders from time to time of American Depositary Receipts issued thereunder, and (to the extent contemplated therein) certain Beneficial Owners of American Depositary Shares ("Preferred Share ADSs"), each Preferred Share ADS issued thereunder representing four (4) preferred limited voting ordinary shares, par value A$0.50 per share of the Company (the "Preferred Shares"), and (iv) the Amended and Restated Deposit Agreement, dated as of October 29, 1996, as amended by Amendment No. 1 to Amended and Restated Deposit Agreement, dated as of September 8, 2004 (as amended and supplemented, the "Common Share Deposit Agreement" and together with the Preferred Share Deposit Agreement, the "Deposit Agreements"), by and among the Company, the Depositary, all Holders from time to time of American Depositary Receipts issued thereunder, and (to the extent contemplated therein) certain Beneficial Owners of Common Share American Depositary Shares ("Common Share ADSs" and together with Preferred Share ADSs, the "ADSs"), each Common Share ADS representing four (4) ordinary shares, par value A$0.50 per share of the Company (the "Common Shares" and together with the Preferred Shares, the "Shares").

      We hereby inform you that (i) a cash dividend has been declared on the Preferred Shares of the Company as a result of which record holders of Preferred Share ADSs ("Preferred Holders") as of September 16, 2004 will be entitled to receive cash dividends in the amount of the US dollar equivalent of A$ 0.1049433 per Preferred ADS held as of September 16, 2004, and (ii) a cash dividend has been declared on the Common Shares of the Company as a result of which record holders Common Share ADSs ("Common Holders" and together with the Preferred Holders, the "Holders") as of September 16, 2004 will be entitled to receive cash dividends in the amount of the US dollar equivalent of A$ 0.0419773 per Ordinary ADS held as of September 16, 2004. In connection with the

"re-incorporation" of the Company into a Delaware corporation ("News Corp US"), the Company intends to terminate the US Plan and the Service Agreement as of November 8, 2004. Under the terms of the US Plan, the Company intends to deliver to the Custodian for the ADR facilities existing pursuant to the Deposit Agreements the Preferred Shares and Common Shares issued in respect of the dividend reinvested under the terms of the US Plan on November 2, 2004 so as to enable the Depositary to issue and deliver to the accounts of US Plan Participants the applicable number of ADSs corresponding to the Shares issued in connection with the reinvested dividend prior to the termination of the US Plan.

      As contemplated by the US Plan and the Service Agreement, the Company hereby instructs the Depositary to:

      (i) send termination notices substantially in the form attached hereto as Exhibit A to all participants of the US Plan ("Participants") on or about October 27, 2004, and

      (ii) arrange for the issuance to Participants in the direct registration system of the ADSs held in the Participants' US Plan accounts promptly after November 8, 2004 or, in the alternative, in the direct registration system maintained in respect of News Corp US shares the applicable whole number of News Corp US shares promptly after November 15, 2004, and

      (iii) send direct registration statements detailing the ADS holding to each of the Participants promptly after November 8, 2004 or, in the alternative, arrange for the issuance by Computershare promptly after November 15, 2004 of direct registration statements detailing the News Corp US shares issued in exchange for ADSs held in the Participants' US Plan accounts.

      This Letter of Instructions shall be interpreted under, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York without reference to the principles of choice of law thereof.

      The Company has caused this Letter of Instructions to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

                                            The News Corporation Limited


                                            By: /s/ Lawrence A. Jacobs
                                                --------------------------------
                                                Name:  Lawrence A. Jacobs
                                                Title: Authorized Signatory

Agreed to and acknowledged

Citibank, N.A.


By: /s/ Thomas Crane
    --------------------------------
    Name:  Thomas Crane
    Title: Vice President

Exhibits
A. Notice of Termination

                                    Exhibit A
                              Notice of Termination

                             [NEWS CORP LETTERHEAD]

Dear US Plan Participant:

            In connection with our re-incorporation in the United States, the Dividend Reinvestment Plan for Holders of American Depositary Shares ("US Plan") will terminate as of November 8, 2004.

            Following termination of the US Plan, the News Corp US shares issuable in respect of American Depositary Shares ("ADSs") held in your US Plan account will, as contemplated by the US Plan, be issued in your name in the Direct Registration (book-entry) system maintained by Computershare Trust Company of New York for News Corp US. Citibank, N.A. has been administering the US Plan for us and will prior to termination of the US Plan be mailing to you statements that detail the number of ADSs held in your name under the US Plan.

            The last day for trading ADSs on The New York Stock Exchange is expected to be the close of business on Tuesday, November 2, 2004. Citibank, N.A. has informed us that the last day for instructing Citibank, N.A. as administrator of the US Plan to sell or transfer ADSs held in the US Plan will be 5:00 P.M. (New York City time) on Monday, November 1, 2004. We expect that the News Corp US shares to be issued in connection with our re-incorporation will be delivered to Citibank, N.A., as Depositary for the ADSs, on or about November 12, 2004. Citibank, N.A., has indicated to us that your ADSs in the US Plan will be exchanged for Direct Registration shares of News Corp US on or about November 12, 2004 and that statements confirming your holdings of Direct Registration News Corp US shares will be mailed to you on or about November 15, 2004.

            News Corp US has appointed Computershare Trust Company of New York ("Computershare") as the registrar and transfer agent for the News Corp US shares. Starting on November 15, 2004, Computershare will also act as successor depositary for any ADSs not exchanged for News Corp US shares.

            There is no need for you to take any action in connection with the termination of the US Plan or the exchange of ADSs for the shares of News Corp US. Any fractional entitlements to News Corp US shares issued in exchange of your ADSs will be sold by Computershare Trust Company of New York and cash proceeds from such sale will be remitted to you.

            If you have any questions regarding your ADSs before November 15, 2004, please contact Citibank, N.A. at 1-800-562-4104 (during NY business hours). Questions regarding News Corp US shares should be addressed to Computershare Trust Company of New York at 1-877-277-9782 (during NY business hours).

                                                    The News Corporation Limited

October 27, 2004